BLUEGREEN VACATIONS CORPORATION REPORTS FIRST QUARTER 2020 RESULTS

BOCA RATON, Florida (May 11, 2020) – Bluegreen Vacations Corporation (NYSE: BXG) ("Bluegreen" or the “Company") today reported its first quarter 2020 financial results.

1Q20 Highlights:

•	Net income attributable to shareholders was $0.2 million in the first quarter compared to net income of $15.2 million in the prior year first quarter.

•	Earnings Per Share (“EPS”) of $0.00, compared to $0.20 in the prior year quarter.
•	Adjusted EBITDA of $11.0 million, compared to $26.2 million in the prior year quarter.
•	Total revenue decreased 5.3% to $156.9 million from $165.7 million in the prior year quarter.
•	System-wide Sales of vacation ownership interests (“VOIs”) increased 5.9% to $137.4 million in the current year quarter from $129.7 million in the prior year quarter.
•

The current year quarter’s results were adversely impacted by the economic impact of the COVID-19 pandemic and initial steps taken by the Company in reaction to the impact of the pandemic.  These steps included the temporary closure of all of the Company’s VOI sales centers commencing in the last week of March 2020 and the incurrence of $15.5 million of pretax expenses ($0.21 loss per share) including the following:

o	a $3.3 million pretax charge or ($0.04) loss per share for severance and employee furloughs;
o	a $12.0 million pretax charge or ($0.16) loss per share to increase the allowance for loan losses.
•

Net income and EPS were also adversely impacted by a $2.0 million pretax charge ($0.03) loss per share for severance charges related to a reduction in force in January 2020 unrelated to the COVID-19 pandemic.

Alan B. Levan, Chairman, President and Chief Executive Officer, commented, “While the Company started the year off strong, with system-wide sales of vacation ownership interests up 16.5% through February 29, 2020, Bluegreen has since experienced significant declines in occupancy, guest tours, and system-wide sales of VOIs and an increase in mortgage defaults, which we believe were associated with the impact of the COVID-19 pandemic. This is an unprecedented event in the United States and globally, and it is currently impossible to predict the duration or severity of the pandemic or if and when the economy and our business will return to pre-pandemic levels.  We entered this period of disruption with a strong balance sheet and liquidity and believe that we are executing a prudent plan of action in response to the current circumstances.”

As previously announced, the Company temporarily closed all of its VOI sales centers; its retail marketing operations at Bass Pro Shops; Cabela’s stores and outlet malls; and its Choice Hotels call transfer program.  Additionally, the Company canceled existing owner reservations through May 15, 2020 and new prospect guest tours through June 30, 2020. Several of the Company’s resorts have been closed based on various governmental mandates and advisories. We are currently developing a plan to reopen these operations including accepting guests as of May 16 and reopening VOI sales centers and marketing operations beginning June 1 on a phased schedule.  The Company has also taken additional actions including a reduction in force, temporary furloughs and reduced work hours.  In addition, the Company is providing temporary relief to owners with mortgages on a case-by-case basis.

Mr. Levan added, “We remain committed to our owners and the future of Bluegreen and look forward to the end of this global crisis and the reestablishment of our full business operations.  We will be excited to welcome our owners and guests back for much needed vacations as soon as conditions allow.”

Financial Results

(dollars in millions, except per share data)

	Three Months Ended March 31,
	2020	2019	Change

Total revenue	$156.9	$165.7	(5.3)%
Income before non-controlling interest and
provision for income taxes	$1.0	$22.2	(95.5)%
Net income attributable to shareholders	$0.2	$15.2	(98.7)%
Earnings per share basic and diluted	$—	$0.20	(100.0)%
Adjusted EBITDA	$11.0	$26.2	(58.0)%
Capital-light revenue(1) as a percentage of
total revenue	69.8%	69.5%	30	bp

(1)

Bluegreen's "capital-light" revenue includes revenue from the sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements, as well as other fee-based services revenue and cost reimbursements revenue.

Total revenue for the three months ended March 31, 2020 decreased 5.3% to $156.9 million from $165.7 million in the prior year quarter, primarily associated with a $12.0 million increase in the allowance for loan losses associated with the COVID-19 pandemic, and a decrease in fee-based service commission revenue partially offset by increases in VOI sales and growth in resort operations and club management revenues, as discussed more fully under “Segment Results” below.  Adjusted EBITDA decreased to $11.0 million in the first quarter of 2020 from $26.2 million in the first quarter of 2019, primarily associated with the economic impacts of the COVID-19 pandemic discussed above.

Segment Results

Sales of VOIs and Financing Segment

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended March 31,
	2020	2019	Change

System-wide sales of VOIs	$137.4	$129.7	5.9%
Segment adjusted EBITDA	$13.4	$31.1	(57.0)%
Number of total guest tours	40,665	48,138	(15.5)%
Average sales price per transaction	$15,873	$15,796	0.5%
Sales to tour conversion ratio	21.4%	17.1%	430	bp
Sales volume per guest ("VPG")	$3,390	$2,705	25.3%
Selling and marketing expenses, as a
% of system-wide sales of VOIs	54.0%	50.3%	370	bp
Provision for loan losses	40.2%	17.7%	2,250	bp
Cost of VOIs sold	9.1%	7.4%	170	bp

System-wide sales of VOIs

System-wide sales of VOIs were $137.4 million and $129.7 million during the three months ended March 31, 2020 and 2019, respectively. System-wide sales of VOIs increased during the first quarter compared to the comparable prior year quarter due to an increase in the sale-to-tour conversion ratio and higher average sales volume per guest, partially offset by a decrease in guest tours.  As previously disclosed, the Company temporarily closed all of its VOI sales offices on March 23, 2020 associated with the COVID-19 pandemic.  The closures of all marketing operations and VOI sales centers as a result of the COVID-19 pandemic is expected to significantly impact system-wide sales of VOIs during the remainder of 2020, however the actual impact, including the extent and duration of the impact, cannot be predicted at this time.

Sales mix for the first quarter of 2020 was weighted toward sales to existing owners at 59.7% of system-wide sales of VOIs, compared to 56.9% in the comparable prior year quarter.

Fee-based sales commission revenue was $41.4 million during the current year quarter, compared to $45.2 million in the prior year quarter. This decrease was a result of the previously announced shift of more of Bluegreen’s system-wide sales away from sales of third-party VOI inventory and slightly lower commission rates during the current year quarter. Sales of third-party VOI inventory were 45.1% of system-wide sales in the current year quarter, compared to 51.5% in the prior year quarter.

Provision for Loan Losses

The provision for loan losses varies based on the amount of financed, nonfee-based sales during the period and changes in our estimates of future notes receivable performance for existing and newly originated loans. Our provision for loan losses as a percentage of gross sales of VOIs was 40% and 18% during the current year quarter compared to the prior year quarter, respectively.  The percentage of our sales which were realized in cash within 30 days from sale was 43% during the current year quarter and 44% during the prior year quarter.

While the impact of COVID- 19 pandemic on our borrowers was not reflected in our default or delinquency rates as of March 31, 2020, we believe that the COVID-19 pandemic will have a significant impact on our VOI notes receivable.  Accordingly, as of March 31, 2020, we recorded an additional allowance for loan losses of $12.0 million, which includes our estimate of customer defaults as a result of the COVID – 19 pandemic based on our historical experience, forbearance requests received from our customers, and other factors, including but not limited to, the seasoning of the notes receivable and FICO scores of the customers.  The Company is working with its owners with mortgages on a case-by-case basis with a view to mitigating defaults, however there can be no assurances that these efforts will be successful or that the allowances for loan losses taken to date will prove to be adequate.

In addition to the COVID-19 pandemic impact discussed above, the provision for loan losses was impacted by an increase in the average annual default rates, which we believe was due in large part to the receipt of letters from third parties and attorneys who purport to represent certain VOI owners and who have encouraged such owners to become delinquent and ultimately default on their obligations.  Defaults associated with such letters in the current year quarter increased 51.9% compared to the prior year quarter.

Selling and Marketing Expense

Selling and marketing expense increased to 54.0% of system-wide sales of VOIs during the current year quarter as compared to 50.3% during the prior year quarter primarily attributable to higher costs per guest tour, higher fees to Bass Pro as well as a change in the timing of expense recognition under the 2019 settlement agreement with Bass Pro, additional costs related to our marketing operations in 21 new Cabela’s stores and additional costs associated with the COVID-19 pandemic.

As previously described, during the last week of March 2020 we temporarily closed all of our marketing operations and VOI sales centers in response to the COVID-19 pandemic.  Our current plan is to reopen these operations including accepting guests as of May 16 and reopen VOI sales centers and marketing operations beginning June 1 on a phased schedule.  Further, we implemented several cost mitigating activities including terminating certain marketing employees and placing a significant number of our sales, sales support and corporate associates on temporary furlough and reduced work hours.  As of March 31, 2020, we had incurred $1.9 million in severance and $0.7 million of payroll to sales and marketing employees on temporary furlough or reduced work hours as a result of the impact of the COVID-19.

Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended March 31,
	2020	2019	% Change

Resort operations and club management revenue	$45.7	$43.9	4.2%
Segment adjusted EBITDA	$14.6	$13.2	10.2%
Resorts managed	49	49	—%

In the first quarter of 2020, resort operations and management club revenue increased by $1.8 million, or 4.2%, to $45.7 million from $43.9 million in the prior year quarter. Further, segment adjusted EBITDA grew by 10.2% to $14.6 million. The increase in segment adjusted EBITDA was driven primarily by lower costs incurred during the first quarter of 2020, excluding severance and other costs associated with the Company’s response to the COVID-19 pandemic, as well as severance costs incurred in connection with the January 2020 reduction in force.

Balance Sheet and Liquidity

As of March 31, 2020, unrestricted cash and cash equivalents totaled $241.5 million. Bluegreen had availability of approximately $124.5 million under its receivable-backed purchase and credit facilities, inventory lines of credit and corporate credit line as of March 31, 2020, subject to eligible collateral and the terms of the facilities, as applicable.  In March 2020, the Company borrowed $60 million under its syndicated corporate credit line, as well as executed borrowings/receivable sales under its receivable-backed debt and purchase facilities, in part to increase its cash on hand to respond to the economic impacts of the COVID-19 pandemic. Excluding receivable-backed notes payable, the Company’s net debt-to-EBITDA ratio as of March 31, 2020 was 0.51.

Free cash flow, which the Company defines as cash flow from operating activities, less capital expenditures, was $(16.8) million for the three months ended March 31, 2020, compared to $3.4 million for the three months ended March 31, 2019. Cash flows during 2020 reflected a $4.0 million payment made to Bass Pro in January 2020 pursuant to the settlement agreement entered into in June 2019, lower escrow deposits from customers associated with the closure of VOI sales centers resulting from the COVID-19 pandemic and a reduction in working capital, partially offset by a reduction in income tax payments and $3.5 million in decreased spending on the acquisition and development of inventory and the purchase of property and equipment during the 2020 period as compared to the 2019 period.

Stock Repurchase and Dividend

In March 2020, the Company purchased approximately 1.9 million shares of its common stock in a private transaction for $6.25 per share.

On April 22, 2020, our board of directors determined to suspend quarterly cash dividends on our common stock until further notice associated with the impact of the COVID-19 pandemic.

COVID-19 Response and Outlook

For further information regarding the Company’s COVID-19 Response and Outlook please see the Quarterly Report on Form 10-Q for the three months ended March 31, 2020 filed with the Securities and Exchange Commission on May 11, 2020.

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact.  Forward-looking statements involve risks, uncertainties and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, risks relating to public health issues, including in particular the COVID-19 pandemic and the effects of the pandemic, including required resort closures, travel and business restrictions, volatility in the international and national economy and credit markets, worker absenteeism, quarantines and other health related restrictions; the length and severity of the COVID-19 pandemic and our ability to successfully resume full business operations thereafter; governmental and agency orders, mandates and guidance in response to the COVID-19 pandemic and the duration thereof, which is uncertain and will impact our ability to fully utilize resorts and re-open sales centers and other marketing activities; the pace of recovery following the COVID-19 pandemic; competitive conditions; our liquidity and the availability of capital; our ability to successfully implement our strategic plans and initiatives to navigate the COVID-19 pandemic; risks that our current or future marketing alliances may not be available to us in the future; risks that default rates may increase and exceed the Company’s expectations; risks related to our indebtedness, including the  potential for accelerated maturities and debt covenant violations; the risk of heightened litigation as a result of actions taken in response to the COVID-19 pandemic; the impact of the COVID-19 pandemic on our ability to pay dividends in the future, including that dividends may not be paid at historical rates or at all; the impact of the CARES Act and our ability to obtain certain of the relief provided thereof; the impact of the COVID-19 pandemic on consumers, including their income, their level of  discretionary spending both during and after the pandemic, and their views towards travel and the vacation ownership industries; the risk that our resort management fees and  finance operations may not continue to generate recurring sources of cash during or following the pandemic to the extent anticipated or at all; risks that our current or future marketing alliances may not be available to us in the future; risks that the Company’s efforts to address the actions of timeshare exit firms and the increase in default rates may not be successful and default rates may exceed the Company’s expectations; our ability to achieve increases in VOI sales once sales operations resume; that the Company’s current strategy to reduce sales of fee-based inventory may not result in EBITDA growth or otherwise positively impact the Company and such strategy may change; our ability to successfully implement our strategic plans and initiatives, generate earnings and long-term growth; risks that the Company’s costs, including costs of VOIs sold, net carrying cost of inventory, overhead expenses and provision for loan losses will not be within the expected ranges; risks related to our indebtedness; risks that natural disasters, including hurricanes, may result in declines in leisure travel or traffic at locations where we have marketing operations, adversely impact the availability of credit, or otherwise adversely impact the Company’s financial condition and operating results; any damage to physical assets or interruption of access to physical assets or operations resulting from public health issues, such as the recent coronavirus outbreak, or from hurricanes, earthquakes, fires, floods, windstorms or other natural disasters, which may increase in frequency or severity due to climate change or other factors; and the additional risks and uncertainties described in Bluegreen's filings with the Securities and Exchange Commission, including, without limitation, those described in the “Risk Factors” section of Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed on March 12, 2020.  Bluegreen cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Bluegreen does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including system-wide sales of VOIs, Adjusted EBITDA and free cash flow.  Please see the supplemental tables and definitions attached herein for additional information and reconciliation of such non-GAAP financial measures.

About Bluegreen Vacations Corporation

Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, vacation ownership plan with approximately 221,000 owners, 68 Club and Club Associate Resorts and access to more than 11,350 other hotels and resorts through partnerships and exchange networks as of March 31, 2020. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is approximately 93% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

About BBX Capital Corporation

BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), is a Florida-based diversified holding company whose activities include its approximate 93% ownership interest in Bluegreen Vacations Corporation (NYSE: BXG) as well as its real estate and middle market divisions. For additional information, please visit www.BBXCapital.com.

Contact

Bluegreen Vacations Corporation
Investor Relations:
Leo Hinkley 954-940-5336
Email: Leo.Hinkley@BluegreenVacations.com

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (UNAUDITED)

(In thousands, except for per share data)

	For the Three Months Ended
	March 31,
	2020	2019
Revenue:
Gross sales of VOIs	$75,481	$62,884
Provision for loan losses	(30,353)	(11,153)
Sales of VOIs	45,128	51,731

Fee-based sales commission revenue	41,365	45,212
Other fee-based services revenue	29,314	29,568
Cost reimbursements	19,120	17,044
Interest income	21,866	22,008
Other income, net	133	89
Total revenue	156,926	165,652

Costs and expenses:
Cost of VOIs sold	4,099	3,848
Cost of other fee-based services	22,711	22,868
Cost reimbursements	19,120	17,044
Selling, general and administrative expenses	101,197	90,214
Interest expense	8,818	9,506
Total costs and expenses	155,945	143,480

Income before non-controlling interest and
provision for income taxes	981	22,172
Provision for income taxes	44	5,303
Net income	937	16,869
Less: Net income attributable to non-controlling interest	736	1,716
Net income attributable to Bluegreen
Vacations Corporation shareholders	$201	$15,153

Comprehensive income attributable to
Bluegreen Vacations Corporation
shareholders	$201	$15,153

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (UNAUDITED)

(In thousands, except for share and per share data)

	For the Three Months Ended
	March 31,
	2020	2019
Earnings per share attributable to Bluegreen Vacations Corporation shareholders - Basic and diluted	$0.00	$0.20

Weighted average number of common shares outstanding:
Basic and diluted	74,066	74,446

Cash dividends declared per share	$0.13	$0.17

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the Three Months Ended
	March 31,
	2020	2019
Operating activities:
Net income	$937	$16,869
Adjustments to reconcile net income to net cash (used in)
provided by operating activities:
Depreciation and amortization	4,792	4,486
(Gain) Loss on disposal of property and equipment	(44)	10
Provision for loan losses	30,353	11,153
(Benefit) Provision for deferred income taxes	(176)	2,281
Changes in operating assets and liabilities:
Notes receivable	(11,778)	(7,698)
Prepaid expenses and other assets	(8,452)	(9,048)
Inventory	(356)	(8,237)
Accounts payable, accrued liabilities and other, and
deferred income	(29,102)	1,126
Net cash (used in) provided by operating activities	(13,826)	10,942

Investing activities:
Purchases of property and equipment	(2,966)	(7,507)
Proceeds from sale of property and equipment	147	—
Net cash used in investing activities	(2,819)	(7,507)

Financing activities:
Proceeds from borrowings collateralized
by notes receivable	32,568	13,487
Payments on borrowings collateralized by notes receivable	(36,059)	(34,968)
Proceeds from borrowings collateralized
by line-of-credit facilities and notes payable	80,000	—
Payments under line-of-credit facilities and notes payable	(2,411)	(8,168)
Payments of debt issuance costs	(76)	(105)
Repurchase and retirement of common stock	(11,741)	—
Dividends paid	(9,667)	(12,655)
Net cash provided by (used in) financing activities	52,614	(42,409)
Net increase (decrease) in cash and cash equivalents
and restricted cash	35,969	(38,974)
Cash, cash equivalents and restricted cash at beginning of period	239,646	273,134
Cash, cash equivalents and restricted cash at end of period	$275,615	$234,160

Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized	$8,317	$8,271
Income taxes paid	$199	$812

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except for per share data)

	March 31,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$241,525	$190,009
Restricted cash ($17,456 and $22,534 in VIEs at March 31, 2020
and December 31, 2019, respectively)	34,090	49,637
Notes receivable	585,159	589,198
Less: Allowance for loan losses	(155,166)	(140,630)
Notes receivable, net ($288,435 and $292,590 in VIEs
at March 31, 2020 and December 31, 2019, respectively)	429,993	448,568
Inventory	347,293	346,937
Prepaid expenses	27,805	10,501
Other assets	43,674	52,731
Operating lease assets	22,329	20,858
Intangible assets, net	61,494	61,515
Loan to related party	80,000	80,000
Property and equipment, net	98,248	99,262
Total assets	$1,386,451	$1,360,018

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$14,664	$16,653
Accrued liabilities and other	79,553	103,948
Operating lease liabilities	23,608	22,124
Deferred income	15,343	18,074
Deferred income taxes	92,328	92,504
Receivable-backed notes payable - recourse	80,473	88,569
Receivable-backed notes payable - non-recourse (in VIEs)	339,224	334,246
Lines-of-credit and notes payable	223,785	146,160
Junior subordinated debentures	72,285	72,081
Total liabilities	941,263	894,359

Commitments and Contingencies

Shareholders' Equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 72,484,293 shares issued and outstanding at March 31, 2020 and 74,362,693 shares
issued and outstanding at December 31, 2019	725	744
Additional paid-in capital	257,812	269,534
Retained earnings	136,381	145,847
Total Bluegreen Vacations Corporation shareholders' equity	394,918	416,125
Non-controlling interest	50,270	49,534
Total shareholders' equity	445,188	465,659
Total liabilities and shareholders' equity	$1,386,451	$1,360,018

BLUEGREEN VACATIONS CORPORATION

ADJUSTED EBITDA RECONCILIATION

	For the Three Months Ended March 31,
(in thousands)	2020	2019
Net income attributable to shareholders	$201	$15,153
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	736	1,716
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(906)	(1,781)
(Gain) loss on assets held for sale	(44)	9
Add: Depreciation and amortization	3,899	3,365
Less: Interest income (other than interest earned on VOI notes receivable)	(1,718)	(1,846)
Add: Interest expense - corporate and other	4,154	4,244
Add: Franchise taxes	17	34
Add: Provision for income taxes	44	5,303
Add: Severance	4,496	—
Add: COVID-19 incremental costs	106	—
Total Adjusted EBITDA	$10,985	$26,197

BLUEGREEN VACATIONS CORPORATION

SEGMENT ADJUSTED EBITDA SUMMARY

	For the Three Months Ended March 31,
(in thousands)	2020	2019
Adjusted EBITDA - sales of VOIs and financing	$13,376	$31,131
Adjusted EBITDA - resort operations and club management	14,588	13,234
Total Segment Adjusted EBITDA	27,964	44,365
Less: Corporate and other	(16,979)	(18,168)
Total Adjusted EBITDA	$10,985	$26,197

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended March 31,
	2020		2019
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Developed VOI sales (1)	$87,577	64%	$68,153	53%
Secondary Market sales	67,916	49	59,153	45
Fee-Based sales	61,908	45	66,794	52
JIT sales	3,100	2	2,234	2
Less: Equity trade allowances (6)	(83,112)	(60)	(66,656)	(52)
System-wide sales of VOIs	137,389	100%	129,678	100%
Less: Fee-Based sales	(61,908)	(45)	(66,794)	(52)
Gross sales of VOIs	75,481	55	62,884	48
Provision for loan losses (2)	(30,353)	(40)	(11,153)	(18)
Sales of VOIs	45,128	33	51,731	40
Cost of VOIs sold (3)	(4,099)	(9)	(3,848)	(7)
Gross profit (3)	41,029	91	47,883	93
Fee-Based sales commission revenue (4)	41,365	67	45,212	68
Financing revenue, net of financing expense	15,659	11	14,865	11
Other fee-based services - title operations, net	1,253	1	1,518	1
Net carrying cost of VOI inventory	(7,914)	(6)	(7,687)	(6)
Selling and marketing expenses	(74,140)	(54)	(65,222)	(50)
General and administrative expenses - sales and marketing	(7,998)	(6)	(6,974)	(5)
Operating profit - sales of VOIs and financing	9,254	7%	29,595	23%
Add: Depreciation and amortization	1,559		1,536
Add: Severance	2,563		—
Adjusted EBITDA - sales of VOIs and financing	$13,376		$31,131

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us as part of our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, unless otherwise indicated in the above footnotes.
(6)	Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT

SALES AND MARKETING DATA

	For the Three Months Ended March 31,
	2020	2019	Change
(dollars in thousands)
Number of sales offices at period-end (1)	26	26	—%
Number of active sales arrangements with third-party clients at period-end	15	15	—%
Total number of VOI sales transactions	8,686	8,243	5%
Average sales price per transaction	$15,873	$15,796	—%
Number of total guest tours	40,665	48,138	(16)%
Sale-to-tour conversion ratio– total marketing guests	21.4%	17.1%	430	bp
Number of new guest tours	22,136	28,064	(21)%
Sale-to-tour conversion ratio– new marketing guests	17.3%	13.9%	340	bp
Percentage of sales to existing owners	59.7%	56.9%	280	bp
Average sales volume per guest	$3,390	$2,705	25%

(1)	As previously described, during the last week of March 2020 we temporarily closed all of our VOI sales centers in response to the COVID-19 pandemic.

BLUEGREEN VACATIONS CORPORATION

RESORT OPERATIONS AND CLUB MANAGEMENT SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended March 31,
(dollars in thousands)	2020		2019
Resort operations and club management revenue	$45,711		$43,884
Resort operations and club management expense	(32,447)		(31,015)
Operating profit - resort operations and club management	13,264	29%	12,869	29%
Add: Depreciation and amortization	190		365
Add: Severance	1,134		—
Adjusted EBITDA - resort operations and club management	$14,588		$13,234

BLUEGREEN VACATIONS CORPORATION

CORPORATE AND OTHER - ADJUSTED EBITDA

	For the Three Months Ended March 31,
(dollars in thousands)	2020	2019
General and administrative expenses - corporate and other	$(19,234)	$(17,983)
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(906)	(1,781)
Other income, net	133	89
Franchise taxes	17	34
(Gain) loss on assets held for sale	(44)	9
Add: Depreciation and amortization	2,150	1,464
Add: Severance	799	—
Add: COVID-19 incremental costs	106	—
Adjusted EBITDA - Corporate and other	$(16,979)	$(18,168)

BLUEGREEN VACATIONS CORPORATION

FREE CASH FLOW RECONCILIATION

	For the Three Months Ended March 31,
(in thousands)	2020	2019
Net cash (used in) provided by operating activities	$(13,826)	$10,942
Purchases of property and equipment	(2,966)	(7,507)
Free Cash Flow	$(16,792)	$3,435

BLUEGREEN VACATIONS CORPORATION

OTHER FINANCIAL DATA

	For the Three Months Ended March 31,
	2020	2019
Financing Interest Income	$20,148	$20,017
Financing Interest Expense	(4,664)	(5,262)
Non-Financing Interest Income	1,718	1,991
Non-Financing Interest Expense	(4,154)	(4,244)
Mortgage Servicing Income	1,595	1,490
Mortgage Servicing Expense	(1,420)	(1,380)
Title Revenue	2,723	2,728
Title Expense	(1,470)	(1,210)

BLUEGREEN VACATIONS CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION

	For the Three Months Ended March 31,
(in thousands)	2020	2019
Gross sales of VOIs	$75,481	$62,884
Add: Fee-Based sales	61,908	66,794
System-wide sales of VOIs	$137,389	$129,678

BLUEGREEN VACATIONS CORPORATION

TRAILING TWELVE MONTH ADJUSTED EBITDA

(In thousands)

For the Twelve Months Ended
(in thousands)	March 31, 2020
Net income attributable to shareholder(s)	$19,899
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	10,293
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(10,795)
Loss on assets held for sale	3,603
Add: Depreciation and amortization	14,648
Less: Interest income (other than interest earned on VOI notes receivable)	(7,063)
Add: Interest expense - corporate and other	18,945
Add: Franchise taxes	176
Add: Provision for income taxes	6,881
Add: Severance	10,763
Add: COVID-19 incremental costs	106
Add: Bass Pro settlement	39,121
Total Adjusted EBITDA	$106,577

BLUEGREEN VACATIONS CORPORATION
DEFINITIONS

Principal Components Affecting our Results of Operations

Principal Components of Revenues

Fee-Based Sales.  Represent sales of third-party VOIs where we are paid a commission.

JIT Sales.  Represent sales of VOIs acquired from third parties in close proximity to when we intend to sell such VOIs.

Secondary Market Sales.  Represent sales of VOIs acquired from HOAs or other owners, typically in connection with maintenance fee defaults. This inventory is generally purchased at a greater discount to retail price compared to developed VOI sales and VOIs purchased by us for sale as part of our JIT sales activities.

Developed VOI Sales.  Represent sales of VOIs in resorts that we have developed or acquired (not including inventory acquired through JIT and secondary market arrangements).

Financing Revenue.  Represents revenue from the financing of VOI sales, which includes interest income and loan servicing fees. We also earn fees from providing mortgage servicing to certain third-party developers relating to VOIs sold by them.

Resort Operations and Club Management Revenue.  Represents recurring fees from managing the Vacation Club and transaction fees for Traveler Plus and other member services. We also earn recurring management fees under our management agreements with HOAs for day-to-day management services, including oversight of housekeeping services, maintenance, and certain accounting and administrative functions.

Other Fee-Based Services.  Represents revenue earned from various other services that generally produce recurring, predictable and long-term revenue, such as title services.

Principal Components of Expenses

Cost of VOIs Sold. Represents the cost at which our owned VOIs sold during the period were relieved from inventory. In addition to inventory from our VOI business, our owned VOIs also include those that were acquired by us under JIT and secondary market arrangements. Compared to the cost of our developed VOI inventory, VOIs acquired in connection with JIT arrangements typically have a relatively higher associated cost of sales as a percentage of sales while those acquired in connection with secondary market arrangements typically have a lower cost of sales as a percentage of sales as secondary market inventory is generally obtained from HOAs at a significant discount to retail price. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold (primarily due to offered volume discounts, and taking into account consideration of cumulative sales to existing owners). Additionally, the effect of changes in estimates under the relative sales value method, including estimates of projected sales, future defaults, upgrades and incremental revenue from the resale of repossessed VOI inventory, are reflected on a retrospective basis in the period the change occurs. Cost of sales will typically be favorably impacted in periods where a significant amount of secondary market VOI inventory is acquired or actual defaults and equity trades are higher and the resulting change in estimate is recognized. While we believe that there is additional inventory that can be obtained through the secondary market at favorable prices to us in the future, there can be no assurance that such inventory will be available as expected.

Net Carrying Cost of VOI Inventory.  Represents the maintenance fees and developer subsidies for unsold VOI inventory paid or accrued to the HOAs that maintain the resorts. We attempt to offset this expense, to the extent possible, by generating revenue from renting our VOIs and through utilizing them in our sampler programs. We net such revenue from this expense item.

Selling and Marketing Expense.  Represents costs incurred to sell and market VOIs, including costs relating to marketing and incentive programs, tours, and related wages and sales commissions. Revenues from vacation package sales are netted against selling and marketing expenses.

Financing Expense.  Represents financing interest expense related to our receivable-backed debt, amortization of the related debt issuance costs and expenses incurred in providing financing and servicing loans, including administrative costs associated with mortgage servicing activities for our loans and the loans of certain third-party developers.  Mortgage servicing activities include, amongst other things, payment processing, reporting and collection services.

Resort Operations and Club Management Expense.  Represents costs incurred to manage resorts and the Vacation Club, including payroll and related costs and other administrative costs to the extent not reimbursed by the Vacation Club or HOAs.

General and Administrative Expense.  Primarily represents compensation expense for personnel supporting our business and operations, severance payments, professional fees (including consulting, audit and legal fees), and administrative and related expenses.

Key Business and Financial Metrics and Terms Used by Management

Sales of VOIs.  Represent sales of our owned VOIs, including developed VOIs and those acquired through JIT and secondary market arrangements, reduced by equity trade allowances and an estimate of uncollectible VOI notes receivable. In addition to the factors impacting system-wide sales of VOIs (as described below), sales of VOIs are impacted by the proportion of system-wide sales of VOIs sold on behalf of third-parties on a commission basis, which are not included in sales of VOIs.

System-wide Sales of VOIs.  Represents all sales of VOIs, whether owned by us or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in our Vacation Club through the same selling and marketing process we use to sell our VOI inventory. We consider system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by our sales and marketing operations without regard to whether we or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs is not a recognized term under GAAP and should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing our results as reported under GAAP.

Guest Tours.  Represents the number of sales presentations given at our sales centers during the period.

Sale to Tour Conversion Ratio.  Represents the rate at which guest tours are converted to sales of VOIs and is calculated by dividing guest tours by the number of VOI sales transactions.

Average Sales Volume Per Guest (“VPG”).  Represents the sales attributable to tours at our sales locations and is calculated by dividing VOI sales by guest tours. We consider VPG to be an important operating measure because it measures the effectiveness of our sales process, combining the average transaction price with the sale-to-tour conversion ratio.

Adjusted EBITDA.  We define Adjusted EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by our VOI notes receivable), income and franchise taxes, loss (gain) on assets held for sale, depreciation and amortization, amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which we own a 51% interest), and items that we believe are not representative of ongoing operating results, including charges severance plus incremental costs associated with COVID-19. For purposes of the Adjusted EBITDA calculation for each period presented, no adjustments were made for interest income earned on our VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of our business.

We consider our total Adjusted EBITDA and our Segment Adjusted EBITDA to be an indicator of our operating performance, and it is used by us to measure our ability to service debt, fund capital expenditures and expand our business. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing our results as reported under GAAP. The limitations of using Adjusted EBITDA as an analytical tool include, without limitation, that Adjusted EBITDA does not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness (other than as noted above); (iii) our tax expense or the cash requirements to pay our taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, our definition of Adjusted EBITDA may not be comparable to definitions of Adjusted EBITDA or other similarly titled measures used by other companies.

Free Cash Flow.  Defined as cash provided by operating activities less capital expenditures for property and equipment.  We consider free cash flow to be a useful supplemental measure of our ability to generate cash flow from operations and is a supplemental measure of liquidity.  Free cash flow should not be considered as an alternative to cash flow from operating activities as a measure of liquidity.  Our computation of free cash flow may differ from the methodology utilized by other companies.  Investors are cautioned that the items excluded from free cash flow are a significant component in understanding and assessing Company’s financial performance.